Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Kazia Therapeutics Limited

Sydney, Australia, New South Wales

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 26, 2023, relating to the consolidated financial statements of Kazia Therapeutics Limited appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

/S/ BDO Audit Pty Ltd

Sydney, Australia

December 15, 2023